Exhibit 10.3

May 19, 2020

Mr. Patrick White

Re:      Amendment of Employment Agreement

Dear Patrick:

This letter agreement modifies your Employment Agreement, dated August 15, 2017, as amended on August 13, 2019 (the “Agreement”). In consideration of the mutual promises contained in this letter agreement, VerifyMe, Inc. (“VRME”) and you agree as follows:

1.       The Agreement’s term shall be extended until August 15, 2021; and

2.       The second sentence of Section 2(a) of the Agreement, shall amended and restated in its entirety to read as follows:

“The Term shall be automatically renewed for successive one-year terms provided Executive provides the Chair of the Compensation Committee with notice of the end of the Term at least 45 days before the end of the Term and provided further that neither party provides notice of non-renewal to the other party at least 30 days before the end of the Term.”

3.       If VRME has not listed on a national securities exchange by August 15, 2020, you agree to continue to defer $50,000 of your annual salary until such time as VRME completes a capital raise of $5 million or more or until such time as the Compensation Committee no longer deems the salary deferral necessary.

In all other respects, the Agreement is ratified and confirmed.

Sincerely yours,

VerifyMe, Inc.

/s/ Norman Gardner
By: Norman Gardner
Chairman

I hereby agree to the foregoing:

/s/ Patrick White
Patrick White

Clinton Square, 75 S. Clinton Ave, Suite 510 | Rochester, NY 14604

Phone: 585-736-9400 | www.verifyme.com OTCQB:VRME